(logo)Bank of America


                                                 Real Estate Loan Service Center


                              Report of Management





We, as members of management of Bank of America, NT&SA (the Company), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Company's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1996 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1996, the Company complied with the minimum servicing standards set forth in the USAP.



As of and for this same period, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $190 million and $70 million, respectively.


                                                             /s/Donald J. Atkins
                                                                Donald J. Atkins
                                                       Senior Vice President and
                                                    Nationwide Servicing Manager






Bank of America National Trust and Savings Association
10600 Valley View Street Box 6012 Cypress, CA 90630-0012    (logo)Recycled Paper